Exhibit 10.34

CONFIDENTIALITY, INTELLECTUAL

PROPERTY AND NON-COMPETE AGREEMENT

This CONFIDENTIALITY, INTELLECTUAL PROPERTY AND NON-COMPETE AGREEMENT (“Agreement”) is made and entered into as of the 19th day of January, 2010 (the “Effective Date”) by and between Golfsmith International Holdings, Inc. and its subsidiaries (the “Company”) and Steve Larkin (“Executive”).

PRELIMINARY STATEMENTS

A. The Company desires to employ Executive as Steve Larkin, and Executive desires to be employed by the Company in said capacity; and

B. Each Party desires to set forth in writing the terms and conditions of their understandings and agreements as to the issues of confidentiality, non-disclosure and non-competition.

C. Each Party agrees that this Agreement applies for all lines of business existing upon Executive’s separation of employment with Company.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Parties agree as follows:

STATEMENT OF AGREEMENT

1.	Nondisclosure.

(a) Definition. “Confidential Information” means any and all material, data, discoveries, ideas, improvements, information, inventions, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know how, plans (marketing, business, strategic, technical or otherwise), arrangements, pricing and/or other information of, or relating to the Company (as well as its clients, customers, and/or vendors) that is confidential, proprietary, and/or a trade secret, (i) by its nature, (ii) based on how it is treated or designated by the Company, (iii) based on the significance of its existing or potential commercial value or business utility; (iv) such that its appropriation, use or disclosure would have a material adverse effect on the business or planned business of the Company, or (v) as a matter of law. Confidential Information includes, without limitation, business operations and methods; financial performance; contractual relationships; business partners and relationships; clients and customers; marketing modules and/or strategies; and lists with information related to existing or prospective clients, customers. There is no requirement that any Confidential Information be reduced to a writing to meet the foregoing definition. Work Product (as defined below) is included in the definition of Confidential Information. To the extent Confidential Information is reduced to a writing, there is no requirement that any documents, information, materials or media be marked “confidential” or bear any similar marking in order to fall within the definition of “Confidential Information.”

(b) Exceptions. To the extent Executive can demonstrate the following by clear and convincing evidence, Confidential Information does not include material, data, and/or information: (1) that the Company has voluntarily and fully placed in the public domain with the intent for such information to remain public and be readily and publicly accessible; (ii) that has been lawfully and independently developed and publicly disclosed by third parties without any direct or indirect access to any Confidential Information as evidenced by prior written records; (iii) that constitutes the general nonspecialized knowledge and skills gained by Executive during the Employment Period (as defined below) without use of or access to any Confidential Information; (iv) that otherwise enters the public domain through lawful means; or (v) that Executive provides to third parties regarding Executive’s obligations under this Agreement; provided, however, that the unauthorized appropriation, use, or disclosure of Confidential Information by Executive; directly or indirectly, shall not affect the protection and relief afforded by this Agreement regarding such information. Any Confidential Information that includes a combination of features or aspects shall not be deemed to be within any of the foregoing exceptions merely because individual features or aspects fall within any one or more of such exceptions, but only if the combination itself falls within any of the exceptions.

(c) Provision. The Company promises to provide Executive with access to Confidential Information as reasonably necessary for the performance of the Executive’s job duties.

(d) Protection, Both during and after the Employment Period, Executive shall not, in any manner, directly or indirectly: (i) appropriate, download, print, copy, image, fax, e-mail, remove, use, disclose, divulge, and/or communicate any Confidential Information, to or for the benefit of any Person (as defined below), including (without limitation) originals or copies of any Confidential Information, in any media or format, except for the Company’s benefit within the course and scope of Executive’s employment, or with the prior written consent of the Chief Executive Officer of the Company or his/her designee (“CEO”); or (ii) take or encourage any action that would circumvent, interfere with, or otherwise diminish the value or benefit of any Confidential Information to the Company. All Confidential Information is the exclusive property of the Company, the appropriation, use and/or disclosure of which is governed and restricted by this Agreement. Executive agrees to use utmost diligence to protect and safeguard the Confidential Information as prescribed in Section 1 of this Agreement.

(e) Return and Review. All Confidential Information, and all other information and property affecting or relating to the business of the Company (including without limitation files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company), within the Executive’s possession, custody or control, regardless of form or format, shall remain, at all times, the property of the Company. At any time that the Company may request, during or after the Employment Period, Executive shall deliver to the Company, all originals and copies of Confidential Information, and all other information and property affecting or relating to the business of the Company, within Executive’s possession, custody or control, regardless of form or format; provided that, upon the Termination Date (as defined below), Executive shall effect such delivery without the necessity of a prior Company request. Both during and after the Employment Period, the Company shall have the right of reasonable access to review, inspect, copy, and/or confiscate any Confidential Information, and any other information and property affecting or relating to the business of the Company, within Executive’s possession, custody or control.

Response to Third Party Requests. Upon receipt of any formal or informal request, by legal process or otherwise, seeking Executive’s direct or indirect disclosure or production of any Confidential Information to any Person, Executive shall promptly and timely notify the Company and provide a description and, if applicable, hand deliver a copy of such request to the Company. Executive irrevocably nominates and appoints the Company to act in the Executive’s name, place and stead to perform any act that Executive might perform to defend and protect against any disclosure or production of Confidential Information,

2.	Work Product.

(a) Definition. As used in this Agreement, the term “Work Product” means all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, creative works, discoveries, software, computer programs, modifications, enhancements, know-how, formulations, concepts and ideas, all similar or related information (in each case whether patentable or not), all copyrights and copyrightable works, all trade secrets, confidential information, and all other intellectual property and intellectual property rights, that are written, conceived, reduced to practice, developed, and/or made by Executive, either alone or with others in the course of Executive’s employment with or services to Company (including employment or services prior to the Effective Date).

(b) Assignment. Subject to Section 2.e. below, Executive hereby assigns to Company all right, title, and interest to all. Work Product that (i) relates to the Company’s actual or anticipated business, research and development, or existing or future products or services, or (ii) is conceived, reduced to practice, developed, or made using any equipment, supplies, facilities, assets, information, or resources of the Company (including, without limitation, any intellectual property rights).

(c) Work for Hire. Subject to Section 2.e. below, any and all Work Product created or developed by Executive during the Employment Period that is protectable under copyright law, including without limitation works of authorship, computer software and related works, are agreed and stipulated to be “work for hire” under applicable copyright law, and the sole property of the Company, which is deemed to be the exclusive author, copyright claimant, and owner of the copyright in such work. To the extent any of the preceding copyrighted works are not deemed a “work for hire” under applicable copyright law, Executive hereby irrevocably assigns all right, title and interest in such copyrighted works to Company or its designee.

(d) Disclosure and Assistance. Subject to the terms of Section 2.e., both during and after the Employment Period, Executive will promptly disclose all Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish and/or confirm the title, ownership and proprietary interest of the Company in any Work Product, and to protect the Company’s Work Product. Executive will not file any patent or copyright applications related to any Work Product except with the written consent of Company. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, to act for and on Executive’s behalf to execute and file any applications or related findings and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of Work Product, with the same legal force and effect as if executed by Executive.

(e) Exclusions. Except for any matter(s) listed in the following table, there is no Work Product in existence that Executive claims to be excluded from this Agreement, whether from prior employment with or service to Company, or otherwise.

DATE	DESCRIPTION

3. Non-Compete and Non-Solicitation. Executive acknowledges and agrees that, as an employee and representative of the Company, Executive will be given access to specialized training and Confidential Information as reasonably necessary for the performance of the Executive’s job duties. Executive acknowledges and agrees that this creates a special relationship of trust and confidence between the Company, Executive and the Company’s current and prospective clients and customers. Executive further acknowledges and agrees that there is a high risk and opportunity for any Person given access to such responsibility, specialized training, and Confidential Information to misappropriate the relationship and goodwill existing between the Company and the Company’s current and prospective clients and customers. Executive therefore acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation. Consequently, Executive agrees to the following restrictive covenants:

(a) Customer Non-Solicitation. During the Employment Period, Executive shall not directly or indirectly divert away or attempt to divert away any business from the Company to another company, business, or individual. During the Non-Interference Period (as defined below), Executive shall not directly or indirectly Solicit, divert away or attempt to divert away from the Company any business of any Company Customer (as defined below).

(b) Employee Non-Solicitation. During the Non-Interference Period, Executive shall not directly or indirectly, in any capacity: (1) Solicit any employee, agent or representative of the Company who was an employee, agent or representative of the Company upon Executive’s separation from Company, to terminate such person’s relationship with the Company or to become employed by any Person other than the Company; (ii) approach any such employee, agent or representative of the Company for any of the foregoing purposes; (iii) authorize, Solicit or assist in the taking of such actions by any third party; or (iv) hire or retain any such employee, agent or representative of the Company.

(c) Non-Compete. During the Employment Period and the Non-Interference Period, absent the Company’s express written permission, Executive shall not provide the same or substantially the same services that Executive provides to the Company, in the Same or Similar Business (as defined below) within the Market Area (as defined below). This restriction includes working, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, corporate officer, director, holder of more than five percent of the stock, or in any other individual or representative capacity.

(d) Definitions.

i. The term “Company Customer” means any Person that Executive contacted, solicited, serviced, and/or had access to Confidential Information about, during the Employment Period.

ii. The term “Market Area” means the continental United States of America.

iii. The term “Non-Interference Period” means the twenty-four (24) months following the Termination. Date.

iv. The term “Same or Similar Business” means as a full-line golf specialty retailer, including without limitation PGA Tour Superstores, Dick’s Sporting Goods, Golf Town, Edwin Watts, or any other retail business that derives more than 20% of its revenues from the sale of golf related equipment or services.

v. The term “Solicit” means directly or indirectly soliciting, inducing, attempting to induce, or assisting any Person in any such solicitation, inducement or attempted inducement, in all cases regardless of whether the initial contact was by the Executive, the Company Customer, or any other Person.

(e) Acknowledgement. Executive acknowledges that the compensation, specialized training, and Confidential Information provided to Executive pursuant to this Agreement gives rise to the Company’s interest in restraining Executive from competing with the Company, that the foregoing restrictive covenants are designed to enforce such consideration and that any limitations as to time, geographic scope and scope of activity to be restrained as defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company.

4.	Non-Disparagement.

(a) Media Nondisclosure. During and after the Employment Period, except as may be authorized in writing by Company, Executive shall not directly or indirectly disclose or release to the Media (as defined below) any information concerning or relating to any aspect of the Executive’s employment or termination from employment with Company, any non-public information related to the business of Company, and/or any aspect of any dispute that is directly or indirectly the subject of or related to this Agreement. The term “Media” means any news organization, station, publication, show, website, web log (bldg), bulletin board, chat room and/or program (past, present andior future), whether published through the means of print, radio, television, text message, Twitter (or similar services), Facebook (or similar services), the Internet, or otherwise, and any member, representative, agent and/or employee of the same.

(b) Non-Disparagement. During and after the Employment Period, the Executive shall not make any statements, comments or communications in any form, oral, written or electronic to any Media or any Customer, which would constitute libel, slander or disparagement of the Company; provided, however, that the terms of this Section shall not apply to communications between the Executive and, as applicable, the Executive’s attorneys or other persons with whom communications would be subject to a valid claim of privilege existing under common law, statute or rule of procedure. The Executive further agrees that the Executive will not in any way solicit any such statements, comments or communications from others.

5, Severance. Provided Executive has worked for the Company for at least ninety (90) days, Executive shall be entitled to receive severance as set forth in this paragraph.

(a) Entitlement. The Company shall pay severance to Executive in the event of Executive’s involuntary termination from the Company. As used herein, involuntary termination means an involuntary termination that is not for Cause (as defined below) and/or not an alleged constructive discharge.

(b) Severance Amount. Provided Executive signs a release agreement and complies with this Agreement, the Company shall pay to Executive one year’s severance at the annual rate base pay being paid to Executive as of Termination Date.

(c) Severance Terms. The Company shall pay the severance described above in equal installments, less required tax deductions, over the Non-Interference Period.

(d) Termination of Severance Payments. In the event that Executive breaches this Agreement, the Company’s obligation to continue to pay any severance as described in this paragraph ceases.

(e) 409A. Notwithstanding the foregoing, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) Executive shall not be entitled to receive the severance described herein or other benefits, to the extent that such pay or benefits provide for the deferral of compensation within the meaning of Section 409A, before the date that is six months after Executive’s termination or, if earlier, Executive’s death, At the conclusion of such six-month period, Executive shall commence the receipt of Executive’s severance described herein (without interest) to the extent Executive is otherwise entitled to commence such receipt under this Agreement. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Executive under this paragraph in connection with a termination of Executive’s employment that would be considered “non-qualified deferred compensation” under Section 409A of the Code, in no event shall a termination of employment be considered to have occurred unless such termination constitutes Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h), and any successor provision thereto (“Separation from Service”).

i. Section 409A Compliance. Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, the severance payable to Executive shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals).

ii. Section 409Ae Separate Payments. The severance provided under this Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under this Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(I )(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(13) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall the Company be required to provide a tax gross-up payment to Executive or otherwise reimburse Executive with respect to Section 409A Penalties. For purposes of Section 409A of the Code, each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

6.	General Provisions.

(a) Definitions. The following definitions are for the purposes of this Agreement, but are not the only terms defined for the purposes of this Agreement.

i. The term “Affiliate(s)” means (i) any Person, whether de jure or de facto, that directly or indirectly owns, is owned by, or is under common ownership with, the Company to the extent of at least 50% of the equity having the power to vote on or direct the affairs of the entity; or (ii) any Person actually controlled by, controlling, or under common control with, the Company.

ii. The term “Cause” means the occurrence of any of the following events: (i) Executive has misappropriated any funds or property of the Company or its subsidiaries or of a fellow employee; (ii) Executive has been convicted of a felony; (iii) Executive has obtained personal profit from any transaction of the Company with a third party without the prior approval of such profit by the Company; (iv) Executive illegally possesses or uses an drug or narcotic; (v) Executive willfully destroys property of the Company; (vi) Executive has made any untrue or material omissions on or in support of Executive’s application for employment, regardless of when discovered, and/or Executive has falsified business or personnel records of the Company; or (vii) Executive commits any act intended to damage the reputation of the Company and/or its employees or which, in fact, damages the reputation of the Company and/or any such employees.

iii. The term “Employment Period” means the Executive’s term of employment from the first day of Executive’s work for the Company and/or any of its Affiliates through the last day of Executive’s work for the Company and/or any of its Affiliates, regardless of whether the employment termination or resignation is voluntary, involuntary, for cause, or not for cause. The Employment Period is not dependent on the date of this Agreement.

iv. The term “Person” means an individual, an independent contractor, a sole proprietor, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust (including, without limitation, a business or state trust), a joint venture, an unincorporated organization, a governmental entity, court, department, agency or political subdivision, or any other individual, business, legal, commercial, or governmental entity, as applicable.

v. The term “Termination Date” means the last day of the Employment Period.

(b) Severability and Reformation. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

(c) Entire Agreement. This Agreement, documents referred to herein, and other written agreements or written understandings of the Parties of even date herewith, embody the complete agreement and understanding between the Parties solely with regard to the subject matter herein, and supersede and preempt any prior understandings, agreements or representations by or between the Parties, written or oral, but only to the extent they relate to the subject matter herein. The Parties each have decided to enter into this Agreement based on their own independent judgment.

(d) Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission (with electronic confirmation of successful transmission) to the Parties at the following addresses or at such other addresses as shall be specified by the Parties by like notice, in order of preference of the recipient:

If to the Company:	If to Executive:
Attn: General Counsel Golfsmith International Holdings, Inc. 11000 North IH 35 Austin, TX 78753 (512) 821-4140	Steve Larkin 3000 Blackburn Street, #1802 Dallas, TX 75204

Notice so given shall, in the case of mail, be deemed to be given and received on the fifth calendar day after posting, in the case of overnight delivery service, on the date of actual delivery and, in the case of facsimile transmission or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

(e) Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to any conflict of laws rule or principle which might refer the governance or construction of this Agreement to the laws of another jurisdiction. Any action in regard to this Agreement or arising out of or relating to its terms and conditions, shall have exclusive venue be instituted and litigated exclusively in Austin, Texas, to which venue the Parties consent.

(f) Assignment. This Agreement is personal to Executive and may not be assigned in any way by Executive without the prior written consent of the Company. The Company may assign its rights and obligations under this Agreement.

(g) Counterparts. This Agreement may be executed in counterparts, each of which will take effect as an original, and all of which shall evidence one and the same Agreement.

(h) Amendment. This Agreement may be amended only in writing signed by Executive and by a duly authorized representative of the Company (other than Executive).

(i) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive.

(j) Non-Waiver. The failure by either Party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either Party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by the Company (other than Executive) and the Executive.

(k) Warranties. Executive warrants and represents to the Company as follows:

i. Agreement Disclosure. Executive has provided Company a true and correct copy of Executive’s employment agreement(s) with all of Executive’s previous employers, and, as of the execution date of this Agreement, Executive has not violated any lawful obligations to any previous employer. Executive acknowledges Company’s instructions not to breach any such lawful obligations. Executive represents and warrants that neither Executive’s employment by the Company, nor the obligations provided in this Agreement, in any way conflict with any obligation of Executive to a third party or former employer.

ii. Prior Employer Information. Executive understands that it is the Company’s policy and practice to respect the intellectual property, confidential information, and proprietary rights of others. Executive represents and warrants that Executive has returned to Executive’s prior employers all confidential, proprietary information belonging to such prior employers and that Executive does not possess any confidential, proprietary information belonging to any former employer or third party. During and after the Employment Period, Executive shall not use or disclose to the Company, or to any of its Affiliates, or to any other Person, any confidential or proprietary information or trade secrets of any of Executive’s previous employer(s) or any related entity of such employer(s), and will not access, or bring onto Company premises, such confidential or proprietary information or trade secrets, unless consented to in writing by such employer(s) and then only with the prior written authorization of the CEO. Executive shall be personally responsible for any and all liability resulting from Executive’s breach of this Section, and as such, SHALL FULLY AND COMPI,ETEI,Y INDEMNIFY, DEFEND AND HOLD HARMLESS the Company, for any and all such liability.

iii. Conflicts. Except with respect to matters previously disclosed in writing by Executive to the Company, Executive hereby represents and warrants to the Company that the execution, delivery, and performance of this Agreement by Executive does not and shall not conflict with, breach, violate, or cause a default under any obligation, contract, agreement, instrument, order, judgment, or decree by which Executive is bound.

iv. Understanding. Executive hereby acknowledges and represents, by signing this Agreement, that Executive has read this Agreement before signing it, and that Executive fully understands its purposes, terms, and provisions, which Executive hereby expressly acknowledges to be reasonable in all respects. Executive further acknowledges receipt of one copy of this Agreement

(l) Notification of New Employer. In the event that Executive’s employment is terminated for any reason, Executive hereby consents to the notification by the Company to Executive’s new employer of Executive’s rights and obligations under this Agreement. In addition, in the event that Executive plans to render services to a company that works in a similar field as the Company, Executive agrees to provide the Company with as much notice as possible of Executive’s intention to join that company or business but in no event will Executive provide less than two weeks notice of that intention; provided, the provision of such notice and the Company’s receipt thereof shall not diminish Executive’s obligations under this Agreement without regard to this Section, and shall not constitute a waiver of any breach of any provision of this Agreement.

(m) Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Executive, Executive’s heirs and personal representatives, and the Company, its successors and assigns.

(n) AT-WILL EMPLOYMENT. Executive’s EMPLOYMENT WITH THE COMPANY IS ON AN “AT-WILL” BASIS, SUCH THAT NOTHING IN THIS AGREEMENT, OR THE COMPANY’S PRACTICES, POLICIES, PROCEDURES, OR BENEFITS, SHALL BE CONSTRUED TO ALTER EXECUTIVE’S STATUS AS AN EMPLOYEE-AT-WILL OF THE COMPANY. Executive may resign from the Company at any time and for any or no reason, upon fourteen (14) days advance written notice. The Company may terminate Executive’s employment at any time, for any lawful reason or for no reason, without advance notice.

(o) Remedies. The Parties recognize and affirm that in the event of a breach of Sections 1, 2, 3, and/or 4 of this Agreement, money damages would be inadequate and the Company would not have an adequate remedy at law, Accordingly, the Parties agree that in the event of such a breach or a threatened breach, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, Executive agrees that in the event a court of competent jurisdiction finds that Executive violated Sections 1, 2, 3, and/or 4, any time periods set forth in those Sections shall be tolled until such breach or violation has been cured. Executive further agrees that the Company shall have the right to offset the amount of any damages resulting from a breach by Executive of Sections 1, 2. 3, and/or 4 against any payments due Executive under this Agreement. The Parties agree that if one of the Parties is found by a court of competent jurisdiction to have breached this Agreement, the breaching Party will be required to pay the non-breaching Party’s reasonable attorneys’ fees and costs.

(p) WAIVER OF TRIAL BY JURY.

i. WAIVER. THE PARTIES EACH WAIVE THE RIGHT TO TRIAL BY JURY WITH REGARD TO ALL DISPUTES (AS DEFINED IN THIS PARAGRAPH). For the purpose of this provision, the term “DISPUTES” means any controversy or claim (including all claims pursuant to common and/or statutory law) between Executive and the Company and/or any Company Affiliate(s) as applicable. The term DISPUTES includes, without limitation, all controversies and/or claims relating to this Agreement and/or arising out of and/or relating to the subject matter of this Agreement, Executive’s employment with the Company or any Company affiliate(s), and/or Executive’s termination or resignation from employment with same, regardless of whether the employment termination or resignation is voluntary, involuntary, for cause, or not for cause.

ii. ACKNOWLEDGEMENT OF KNOWING & VOLUNTARY JURY TRIAL WAIVER. By executing this Agreement, Executive acknowledges that (a) Executive has been advised by virtue of this part of the Agreement to consult with an attorney regarding the terms of this Agreement, including the waiver of trial by jury; (b) Executive has consulted with, or had sufficient opportunity to consult with, an attorney of Executive’s own choosing regarding the terms of this Agreement, including the waiver of trial by jury; (c) Executive has read this Agreement and fully understands the terms of this agreement and their import; and (d) Executive is entering into this Agreement, including the waiver of trial by jury, knowingly, voluntarily, of Executive’s own free will, and without any coercion, undue influence, threat, or intimidation of any kind.

(q) Settlement of Existing Rights. In exchange for the other terms of this Agreement, Executive acknowledges and agrees that: (a) Executive’s entry into this Agreement is a condition of employment and/or continued employment with the Company, as applicable; (b) except as otherwise provided herein, this Agreement will replace any existing similar or overlapping agreement between the Parties and thereby act as a novation, if applicable; (c) in consideration for this Agreement, Executive is being provided with access to proprietary information, trade secrets and other Confidential Information to which Executive has not previously had access; (d) all Work Product developed by Executive during any past employment with the Company, and all goodwill developed with the Company’s clients, customers, vendors, and/or other business contacts by Executive during any past employment with the Company, is the exclusive property of the Company; and (e) all Company information and/or specialized training accessed, created, received, or utilized by Executive during any past employment with the Company, will be subject to the restrictions on Confidential Information described in this Agreement, as applicable, whether previously so agreed or not.

(r) Voluntary Agreement. Each Party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such Party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the Parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, the Company, its Affiliates, advisors, and/or attorneys have made no representation or warranty to Executive concerning the state or federal tax consequences to Executive, if any, regarding the transactions contemplated by this Agreement.

(s) Survival of Covenants. The provisions of this Agreement that, by their own terms, apply after the Termination Date (including, without limitation, the applicable provisions Sections 1, 2, 3, 4, and 5031, shall survive the termination or resignation of Executive’s employment with the Company (regardless of whether the employment termination or resignation is voluntary, involuntary, for cause, or not for cause) and shall remain in full force and effect after such termination or resignation, as applicable according to their terms. Executive further agrees to notify all future persons or businesses, with which he becomes affiliated or employed by, of the restrictions set forth in Sections 1, 2, 3, and 4, prior to the commencement of any such affiliation or employment.

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NOTICE: THIS AGREEMENT INCLUDES RESTRICTIVE COVENANTS REGARDING COMPETITION AND WAIVER OF TRIAL BY JURY.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, effective as of the day and year first above written.